Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

1. In Southern Texas Oil Company	Texas

2. In STO Drilling Company	Texas

3. In STO Operating Company	Texas

4. In STO Properties LLC	Texas